Exhibit 99.1

Investor Contacts: Gerald Tucciarone
Chief Financial Officer
631/434-1600, extension 306

HAUPPAUGE DIGITAL REPORTS FISCAL 2007
SECOND QUARTER AND SIX MONTH RESULTS
_______________________________________________________________

Second quarter sales hit record $29.9 million.
Second quarter net income increases approximately 33% from the previous year.
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HAUPPAUGE, NY – May 9, 2007 - Hauppauge Digital, Inc. (NASDAQ: HAUP), a leading developer of digital video TV and data broadcast receiver products for personal computers, today reported financial results for the second fiscal quarter and six month period ended March 31, 2007.

SECOND QUARTER RESULTS

Net sales were $29.9 million for the second quarter of fiscal 2007 compared to $26.7 million for the previous year’s second quarter, an increase of approximately 1 2%.

The Company recorded net income of $1,276,933 for the second quarter compared to net income of $957,878 for the second quarter of fiscal 2006, an increase of approximately 33%. Basic net income per share for the second fiscal quarter of 2007 was $0.13 and diluted net income per share was $0.12, compared to basic and diluted net income per share of $0.10 for the second fiscal quarter of 2006.

Selling, general and administrative expenses increased by $120,382, for the second quarter of fiscal 2007 compared to 2006. Increases in compensation expenses and sales office operating expenses were the primary reasons for the increase.

SIX MONTH RESULTS

Net sales were $59.8 million compared to $51.7 million for the six months ended March 31, 2006, an increase of approximately 16%.

The Company recorded net income of $3,479,669 for the six months ended March 31, 2007 compared to net income of $1,978,352 for the six months ended March 31 2006, an increase of approximately 76%. Basic net income per share for the six months ended March 31, 2007 was $0.36 and diluted net income per share was $0.34, compared to basic net income per share of $0.21 and diluted net income per share of $0.20 for the six months ended March 31, 2006.

Exhibit 99.1

Selling, general and administrative expenses increased by $541,536 compared to six months ended March 31, 2006. Increases in sales related marketing expenses such as commissions and advertising due to higher sales plus higher compensation expenses were the primary reasons for the increase.

DISCUSSION OF RESULTS

Ken Plotkin, Hauppauge’s Chief Executive Officer, stated “With the launch if Microsoft’s Vista operating system in January of this year, we have seen an increase in sales of our WinTV TV receivers in new computers sold with Vista Home Premium and Vista Ultimate. Though the sales to consumers who are buying new Vista Home Premium and Ultimate PCs has been strong, the market for TV receivers as upgrades for existing PCs has been soft as consumers have been slow to upgrade existing PCs to Windows Vista. We believe this trend will continue for the next several quarters until more consumers start upgrading to Windows Vista. WinTV products sold into the PC upgrade market are typically sold at higher profit margins, therefore we expect our gross profit margins to remain lower than normal until the Vista upgrade market starts to gain steam.”

ABOUT HAUPPAUGE DIGITAL

Hauppauge Digital, Inc. is a leading developer of analog and digital TV receiver products for the personal computer market. Through its Hauppauge Computer Works, Inc. and Hauppauge Digital Europe Sarl subsidiaries, the Company designs and develops analog and digital TV receivers that allow PC users to watch television on their PC screen in a resizable window and enable the recording of TV shows to a hard disk, digital video editing, video conferencing, receiving of digital TV transmissions, and the display of digital media stored on a computer to a TV set via a home network. The Company is headquartered in Hauppauge, New York, with administrative offices in Luxembourg, Ireland and Singapore and sales offices in Germany, London, Paris, The Netherlands, Sweden, Italy, Spain, Singapore, Taiwan and California. The Company’s Internet web site can be found at http://www.hauppauge.com.

Exhibit 99.1

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements as that term is defined in the federal securities laws. The events described in forward-looking statements contained in this press release may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies, projected or anticipated benefits from acquisitions to be made by us, or projections involving anticipated revenues, earnings or other aspects of our operating results. The words "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences (including, but not limited to, those set forth in our public reports filed with the Securities and Exchange Commission including, but not limited to, our Annual Report on Form 10-K for the year ended September 30, 2006, and our Form 10-Q for the quarter ended March 31, 2007 to be filed with the Securities and Exchange Commission) many of which are beyond our control, that may influence the accuracy of the statements and the projections upon which the statements are based. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

[ Financial Table Follows ]

Exhibit 99.1

HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months ended March 31,
	2007	2006
	(Un-audited)	(Un-audited)

Net Sales	$29,891,841	$26,685,393
Cost of Sales	24,248,250	21,503,859
Gross Profit	5,643,591	5,181,534

Selling, General and Administrative expenses	3,550,240	3,429,858
Research & Development expenses	749,827	768,832
Income from operations	1,343,524	982,844

Other income (expense):
Interest income	9,347	6,275
Foreign currency	(18,245)	13,487
Total other income (expense)	(8,898)	19,762
Income before income tax expense	1,334,626	1,002,606
Income tax expense	57,693	44,728
Net income	$1,276,933	$957,878

Net income per share
Basic	$0.13	$0.10
Diluted	$0.12	$0.10

Weighted average shares-basic	9,885,419	9,576,522
Weighted average shares-diluted	10,557,404	10,057,585

Exhibit 99.1

HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months ended March 31,
	2007 (Un-audited)	2006 (Un-audited)

Net Sales	$59,810,974	$51,730,383
Cost of Sales	47,349,846	41,317,065
Gross Profit	12,461,128	10,413,318

Selling, General and Administrative expenses	7,352,462	6,810,926
Research & Development expenses	1,503,272	1,562,833
Income from operations	3,605,394	2,039,559

Other income :
Interest income	21,738	11,481
Foreign currency	(6,218)	14,451
Total other income	15,520	25,932
Income before income tax expense	3,620,914	2,065,491
Income tax expense	141,245	87,139
Net income	$3,479,669	$1,978,352

Net income per share
Basic	$0.36	$0.21
Diluted	$0.34	$0.20

Weighted average shares-basic	9,781,009	9,541,935
Weighted average shares-diluted	10,367,652	9,989,699

Exhibit 99.1

HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2007	September 30, 2006
	Un-audited
Assets:

Current Assets:
Cash and cash equivalents	$10,090,574	$9,020,941
Accounts receivables, net of various allowances	28,636,149	16,132,928
Inventories	11,992,208	9,905,746
Prepaid expenses and other current assets	1,009,171	895,223
Total curent assets	51,728,102	35,954,838

Property, plant and equipment, net	694,438	612,311
Security deposits and other non current assets	83,428	83,239
	$52,505,968	$36,650,388

Liabilities and Stockholders’ Equity :

Current Liabilities:
Accounts payable	$22,071,671	$12,011,232
Accrued expenses- fees	7,691,641	5,481,005
Accrued expenses	1,010,811	1,174,323
Income taxes payable	220,660	204,103
Total current liabilities	30,994,783	18,870,663

Stockholders' Equity
Common stock $.01 par value; 25,000,000 shares authorized
10,559,053 and 10,260,464 issued, respectively	105,591	102,605
Additional paid-in capital	15,112,939	14,222,890
Retained earnings	9,201,169	5,721,500
Accumulated other comprehensive income	(1,150,563)	(509,319)
Treasury Stock, at cost, 607,547shares	(1,757,951)	(1,757,951)
Total stockholders' equity	21,511,185	17,779,725
	$52,505,968	$36,650,388

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